Exhibit 10.26

ONE HARBOR PLACE

Gross Lease

1.	FUNDAMENTAL LEASE PROVISIONS AND EXHIBITS DATE:

1.1.	Fundamental Lease Provisions.

Landlord:	One Harbor Financial Limited Company, a Florida limited liability company

Tenant:	PA, LLC, a Delaware limited liability company, doing business in the State of Florida as PetroAlgae, LLC. 1901 Harbor City Boulevard, Suite 300 Melbourne, Florida 32901

Premises:	Suites 300 and 600 of One Harbor Place, 1901 S. Blvd., Melbourne, Florida

Address:	1901 S. Harbor City Blvd., Melbourne, FL 32901

Building:	One Harbor Place

Suite:	300 and 600

Lease Term:	Thirty-Six (36) months

Minimum Rent:	$20,000.00, per month, plus applicable taxes, as the same may be adjusted pursuant to the terms of this Lease.

(The minimum rent is subject to adjustments pursuant to Section 4.4 hereof and all additional rents, charges and assessments set forth herein.)

Rentable Area:	24,318 square feet, more or less, with each Suite comprising of 12,159 square feet, more or less.

Tenants Percentage:	33.34%

Permitted Use:	general office and other legally permitted use which is ancillary to general office

First Month’s Minimum Rent:	$20,000, plus applicable taxes

Security Deposit:	$75,000.00, due simultaneously with the execution of this Lease

Commencement of Lease:	February 1, 2011

1.2. Effect of Reference to a Fundamental Lease Provision. Each reference in the Lease to any of the Fundamental Lease Provisions contained in Section 1.1 shall be construed to incorporate all of the terms provided under each such Fundamental Lease Provision.

1.3. Exhibits. The exhibits listed in this Section and attached to this Lease are hereby incorporated in and made a part of this Lease:

EXHIBIT “A”	—	Site Plan

EXHIBIT “B”	—	INTENTIONALLY DELETED

EXHIBIT “C”	—	INTENTIONALLY DELETED

EXHIBIT “D”	—	INTENTIONALLY DELETED

EXHIBIT “E”	—	Special Provisions

EXHIBIT “F”	—	Environmental Clause and Agency Disclosure

EXHIBIT “G”	—	Rules and Regulations

2.	PREMISES AND TERM

2.1. Premises. Landlord hereby leases to Tenant and Tenant hires and takes from Landlord the premises (hereinafter referred to as “Premises”) located in the city of Melbourne, County of Brevard and State of Florida, shown on the Site Plan (Exhibit “A”) and identified in Section 1.1. above, extending to the exterior faces of all exterior walls or to the line shown on the Site Plan where there is no wall or to the center line of those walls separating the Premises from other leased premises in the Building, subject to and with the benefits of the terms, covenants, conditions and provisions of this Lease, together with the appurtenances specifically granted in this Lease, but reserving to Landlord (i) the use of (a) the exterior faces of all exterior walls and (b) the roof; and (ii) the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires through the Premises and serving the other parts of the Building. For the purposes of this Lease, the Premises shall be conclusively deemed to consist of the number of square feet of Leased Area as set forth in Section 1.1 hereof.

2.2. Term. The Term of this Lease shall commence effective February 1, 2011, and shall terminate thirty-six (36) months thereafter, unless otherwise extended or earlier terminated pursuant to the terms of this Lease.

3.	CONDITION OF PROPERTY AND CONSTRUCTION OF IMPROVEMENTS

3.1. Condition of Property. Tenant has inspected and is familiar with the Premises and hereby accepts the Premises in “As-Is” condition, with no warranties of condition provided by Landlord except as otherwise provided herein and except for latent defects and violations of laws, rules and regulations existing as of the Commencement Date. Delivery of the Premises, and the commencement of the Lease, are contingent upon Landlord’s inspection and approval of the existing build-out of the Premises, of which Tenant shall bear no obligation to repair, replace, construct or otherwise restore to a condition prior to that which exists as of the date of this Lease. Failure of Landlord to approve the current build-out of the Premises shall automatically terminate this Lease and cause the same to be null and void. Tenant shall be responsible for the repair and maintenance to the Premises, as more fully set forth in this Lease, from the commencement of the Lease forward through, and including, termination or expiration of the same.

3.2. Construction of Leasehold Improvements. Tenant may make improvements to the Premises which are consistent with a first class office building providing that any such improvements are consented to in advance by Landlord, such consent not to be unreasonably withheld by Landlord and shall be deemed given unless Landlord gives Tenant its written objection with ten (10) days after Tenant sends Landlord a request for such approval. Any improvements to the Premises shall be constructed at the sole cost and expense of Tenant.

3.3. Ownership Improvements. All improvements to the Premises shall remain the property of Landlord except for movable trade fixtures. In no event shall Tenant make any improvements or alterations to the Premises, including the installation and removal of trade fixtures, without the prior written consent of Landlord and shall be deemed given unless Landlord gives Tenant its written objection with ten (10) days after Tenant sends Landlord a request for such approval.

4.	RENT

4.1. Payment. All Rent (to be defined as including Minimum Rent and Additional Rent, as those terms are defined below) and other fees, taxes and charges payable to Landlord under any provision of this Lease shall be paid to Landlord, or as Landlord may otherwise designate, in lawful money of the United States at the address of Landlord or at such other place as Landlord in writing may designate, without any set-off or deduction whatsoever, and without any prior demand therefore except as otherwise provided in the Lease. In addition to the payment of the Rent and other charges, Tenant shall also pay to the Landlord, at the time of payment of such Rent and other charges, all sales, use or occupancy taxes payable by virtue of any of such payments. Rent for any period during the term hereof which is for less than one (1) month shall be a prorated portion of the monthly installment.

4.2. Minimum Rent. Tenant shall pay the Minimum Rent, which is subject to adjustments as hereinafter set forth, in equal monthly installments in advance on the first day of each calendar month included in the Lease Term. The first monthly installment shall be paid on the signing of this Lease if not previously delivered. Tenant acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult and impractical to ascertain. Such costs include, but are not limited to processing and accounting charges and late charges that may be imposed on Landlord by the terms of any Mortgage or Trust deed covering the Premises.

4.3. Late Rent Fees. In the event any installment of Rent or any sum due hereunder is not paid within five (5) days after such amount is due, Tenant shall pay to Landlord as additional Rent a late charge equal to five percent (5%) of each such installment or other sum, or Fifty Dollars ($50.00) per month, whichever is greater. A sum of Fifty Dollars ($50.00) will be paid by Tenant to Landlord for each returned check, and Tenant shall pay a charge of One Hundred Fifty Dollars ($150.00) for preparation of a demand for delinquent rent.

4.4. Adjustment of Minimum Rent. The Minimum Rent specified in Section 1.1. hereof (and the monthly installments thereof) will be adjusted and automatically modified, with the same being due from Tenant without notice or demand from Landlord, as follows:

Months 1 through Month 6: $20,000 per month, plus applicable sales, use, occupation and other taxes as may be applicable to this Lease and Tenant from time to time during the Lease term.

Months 7 through Month 24: $25,000 per month, plus applicable sales, use, occupation and other taxes as may be applicable to this Lease and Tenant from time to time during the Lease term.

Months 25 through Month 36: $28,000 per month, plus applicable sales, use, occupation and other taxes as may be applicable to this Lease and Tenant from time to time during the Lease term.

4.5. Additional Rent. It is understood that, in addition to the Minimum Rent and Adjustment of Minimum Rent, Tenant shall pay to Landlord as Additional Rent its share of all increases to assessments, operating charges, maintenance charges, and any other charges, costs and expenses which arise from the ownership, occupancy or use of the Parcel or any part thereof over the costs during the full year of the Term (the “Common Area Costs”). Notwithstanding any provision to the contrary, controllable Common Area Costs, which are costs other than utilities, insurance and taxes, cannot increase more than five percent (5%) in any one year on a non-cumulative basis. Notwithstanding, Tenant shall reimburse Landlord, in full, for the overage amounts of any excessive charges or fees resulting from Tenant’s use of the Premises in excess of normal usage amounts. At the end of each calendar year, the Landlord shall advise the Tenant of the Tenant’s share of the Additional Rent payable for such calendar year as computed based upon the cost thereof to the Landlord.

Tenant shall have the right to require Landlord to substantiate, by written itemization, Landlord’s computation of Tenant’s Additional Rent. Landlord shall furnish such an itemization to Tenant within thirty (30) days from receipt of Tenant’s written request for itemization.

For the purposes of this Lease, the term “Parcel” shall mean the contiguous property set forth in Exhibit “A” together with all improvements located or to be located thereon.

4.6.	Security Deposit.

4.6.1. So long as Tenant is not in default of any of the terms or conditions of this Lease, nor Landlord having any other claim against Tenant under the terms of this Lease, on February 1, 2012, the Security Deposit set forth in Section 1.1. shall be reduced to $50,000 by Landlord, with the $25,000 reduction being applied as a credit towards the next Rent due from Tenant until such amount is fully utilized.

4.6.2. If at any time during the Term hereof, or the Term as it may be extended, Tenant shall be in default in payment of Rent or any other sum due Landlord as Additional Rent, Landlord may apply all or a part of the Security Deposit for such payment. Landlord may also apply all or a part of the Deposit to repair damages to the Premises during or upon the termination of the tenancy created by this Lease. In such event, Tenant shall, on demand, pay to Landlord a like sum as Additional Security. If Tenant is not in default at the termination of this Lease, Landlord shall return the Security Deposit to Tenant, less any reductions as set forth in Section 4.6.1. Landlord shall be required to keep the Security Deposit in accordance with State of Florida Statutes.

4.6.3. Landlord and Tenant agree that Landlord’s Leasing Agent shall be entitled to immediately endorse and cash Tenant’s Rent and Security Deposit Check(s) accompanying this Lease. It is further agreed and understood that such action shall not guarantee acceptance of this Lease by Landlord, but in the event Landlord does not accept this Lease, the Deposit shall be refunded in full to Tenant.

5.	SERVICES

5.1. Utilities and Services. Landlord shall cause the necessary mains, conduits and other facilities to be provided to supply water, sanitary sewer services and electricity into the Premises, and

Tenant hereby acknowledges that Landlord has complied with the provisions of this paragraph. Landlord shall also provide, at Landlord’s expense, a dumpster(s) for refuse collection. Landlord shall pay for all utilities, common area maintenance, real estate taxes, common area liability insurance, five day per week janitorial services and supplies. Tenant shall promptly pay, including deposits, for all individually metered electricity and telephone or communications services used. If Tenant uses water, supplies, janitorial services or produces refuse in excess of normal office use, Landlord, in its discretion, may allocate Tenant the increased cost for such services as measured or estimated by Landlord, and Tenant shall pay Landlord, on demand, any increased cost so measured or estimated and as provided for in Section 4.5. above.

6.	INSURANCE

6.1. Insurance to be Maintained by Tenant. Tenant shall maintain, at Tenant’s expense, with companies reasonably acceptable to Landlord during the term of this Lease (i) liability Insurance in the form of a Combined Single Limit Bodily Injury and Property Damage Insurance Policy insuring Landlord and Tenant against any liability arising out of the use, occupancy or maintenance of the Premises and all other appurtenant thereto in an amount not less than One Million Dollars ($1,000,000.00) per occurrence; and (ii) a policy of all perils property insurance covering loss or damage to all of Tenant’s inventory, fixtures, furniture and equipment located on the Premises to the extent of at least eighty percent (80%) of their insurable value without deduction of depreciation. During the term of this Lease, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the property and equipment so insured. Landlord will not carry Insurance on Tenant’s property. Tenant shall furnish Landlord with a certificate of all Insurance policies required by this Lease evidencing the existence and amounts of such Insurance with loss payable clauses satisfactory to Landlord simultaneously with the execution of this Lease. Renewals of such policies shall be deposited with Landlord no later than ten (10) days prior to the expiration of the term of such coverage. If Tenant fails to comply with such requirement, Landlord may but shall not be obligated to, obtain such insurance and keep the same in effect, and Tenant shall pay Landlord the premium cost thereof upon demand.

6.2. Insurance to be Maintained by Landlord. Landlord may, but shall not be obligated to, obtain and keep in force during the term of this Lease, the following policies of Insurance with loss payable to Landlord: (i) a policy of Combined Single Limit Bodily Injury and Property Damage Insurance, insuring Landlord, but not Tenant, against any liability arising out of the ownership, use, occupancy or maintenance of the Parcel in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence; (ii) a policy or policies of insurance covering loss or damage to the Parcel, but not Tenant’s inventory, fixtures, furniture and equipment, in an amount not to exceed the full replacement value thereof, as the same exists from time to time, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (“all risk” as such term is used in the insurance industry) and plate glass insurance; (iii) a policy of rental value insurance in an amount not less than one (1) year’s gross rentals for all tenants occupying any portion of the Parcel; and (iv) any other insurance the Landlord deems necessary.

6.3. Waiver of Subrogation. As long as their respective insurers so permit, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss incurred by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties. Each party shall obtain any special endorsements, if required by their insurer, to evidence compliance with the aforementioned waiver.

7.	TENANT’S ADDITIONAL COVENANTS

7.1. Affirmative Covenants. Tenant covenants, at its own expense, at all times during the Lease Term:

7.1.1. To perform promptly all of the obligations of Tenant set forth in this Lease and in the Exhibits and Addenda attached hereto, as the same may be amended from time to time by the parties, and to pay when due the Rent and all other charges and assessments which are to be paid by Tenant.

7.1.2. To use the Premises only for the Permitted Use and to abide by and conform to all use restrictions set forth in the certificate of occupancy issued for the Premises, in the Declaration of Covenants, Conditions and Restrictions and Reservation of Easements, if any and as the same may be amended from time to time, the mortgages filed of record encumbering the Premises, and all other laws, orders, permits rules and regulations of any governmental authority claiming jurisdiction over the Premises.

7.1.3. To keep the Premises, including equipment, HVAC units and filters, facilities and fixtures therein, clean, neat and in good order, repair and condition.

7.1.4. To keep the Premises equipped with all safety appliances required by and to comply with any law, ordinance, order or regulation of any governmental authority or board of fire underwriters having jurisdiction.

7.1.5. To defend and hold Landlord harmless and indemnified from all injury, loss, claims or damage (including attorneys’ fees and disbursements) to any person or property arising from or related to or connected with the use or occupancy of the Premises, the conduct or operation of Tenant’s business, or Tenant’s work at the Premises and caused by Tenant or Tenant’s agent, employees or guests. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including reasonable attorneys’ fees.

7.1.6. To permit Landlords’ agents to enter upon the Premises at all reasonable times to examine same and to make repairs, alterations, improvements or additions to the Premises or in the Building without the same constituting an eviction of Tenant, in whole or in part, and all rents shall in no way abate while such repairs, alterations, improvements or additions are being made by reason of loss or interruption of business of Tenant because of the prosecution of any such work. Landlord or Landlord’s agents shall also have the right to enter upon the Premises at reasonable times to show them to prospective mortgagees or purchasers of the Building. During the ninety (90) days prior to the expiration of the term of this Lease, Landlord may show the Premises to prospective tenants, and Landlord may also place upon the Premises the usual notices “For Rent”, which notices Tenant shall permit to remain thereon without molestation.

7.1.7. To pay on demand all of Landlord’s expenses incurred in enforcing the obligations of Tenant under this Lease or incurring any default by Tenant under this Lease.

7.1.8. Forthwith to cause to be discharged of record (by payment, bond order of a court of competent jurisdiction or otherwise) any mechanic’s lien at any time filed against the Premises for any work, labor, services or materials claimed to have been performed at or furnished to the Premises for or on behalf of Tenant or anyone holding the premises through or under Tenant. If Tenant shall fail to cause such lien to be discharged upon demand, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by bonding or other proceeding deemed appropriated by Landlord and the amount so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in procuring the discharge of such lien, shall be deemed to be Additional Rent. Landlord’s estate in the Premises shall not be subject to any such charges or fees. Landlord’s estate in the Premises shall not be subject to any lien or liability under the Lien Laws of the State of Florida.

7.1.9. Upon the expiration or other termination of the Lease Term, to quit and surrender to Landlord the Premises, broom cleaned, in good order and condition, ordinary wear and tear excepted, and at Tenant’s expense, to remove all property of Tenant, to repair all damages to the Premises caused by such removal, and to restore the Premises to the condition in which they were prior to the installation of the articles so removed. All property not so removed shall be deemed to have been abandoned by Tenant and may be retained or disposed of by Landlord, as Landlord shall desire.

7.1.10. To remain fully obligated under this Lease, notwithstanding any assignment or sublease or any indulgence granted by Landlord to Tenant or to any assignee or subtenant.

7.1.11. To fully understand and agree that Landlord shall have no liability for any loss or damage to Tenant’s business or personal property arising out of, but not limited to, any of the following causes: hurricanes, excessive rain, roofing defects, bursting of pipes, fire, windstorm, malfunction of sewer or water system, interruption of utility service, or any act or omission of Landlord or any of Landlord’s agents on or about the Premises.

7.1.12. To keep the Premises free from all rubbish, dirt and debris, and to deposit all trash in trash receptacles to be furnished by Landlord at designated locations within the Common Area. Tenant understands that boxes and trash shall not be stacked outside of the Premises and/or on any abutting roadway.

7.1.13. To provide Landlord, upon execution of this Lease, with a copy of the most recent, current consolidated financial statement of Tenant which is filed with the regulatory authorities by Tenant. Additional consolidated financial statements which are filed with the regulatory authorities shall be furnished to Landlord within ten (10) days of Tenant’s filing with the regulatory authority. In the event that such statements are not publicly filed with the regulatory authorities then Tenant shall furnish to Landlord such financial statements that would be filed with the regulatory authorities, at such times such financial statements would otherwise be due, if Tenant were filing such statement.

7.1.14. To furnish to Landlord any documentation requested by Landlord to show the status of this Lease or the financial condition of Tenant.

7.1.15. INTENTIONALLY DELETED.

7.2. Negative Covenants. Tenant covenants at all times during the Lease Term and such further time as Tenant occupied the Premises, or any part thereof:

7.2.1. Not to injure, overload, deface or otherwise harm the Premises or any part thereof or any equipment or installation therein; nor commit any waste or nuisance; nor permit the emission of any objectionable noise or odor; nor burn any trash or refuse in or about the Premises; nor make any illegal use of the Premises, or any part thereof or from time to time; nor park any vehicles so as to interfere with the use of driveways, walks, roadways, highways, streets or parking areas.

7.2.2. Not to make any structural alterations or structural additions to the Premises or to the Building without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed given unless Tenant receives a written rejection within ten (10) days after sending Landlord a request for such approval. All alterations or improvements to the Premises shall be made by Landlord, at Tenant’s expense, unless Landlord and Tenant shall otherwise agree in writing.

8.	ASSIGNMENT, SUBLETTING AND ENCUMBRANCE.

8.1. Limitation. Tenant shall not assign, pledge or encumber this Lease, or sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any assignment or subletting of this Lease made with or without Landlord’s consent, Tenant and any guarantor of Tenant’s obligations under this Lease shall nevertheless remain fully and primarily liable for the performance of all of the terms, conditions and covenants of this Lease. Landlord shall be entitled to, and Tenant shall promptly remit to Landlord as Additional Rent hereunder, an amount equal to one hundred percent (100%) of all consideration received by Tenant under the sublease or assignment in excess of the Rent payments to Landlord required hereunder, less, third party brokerage fees, legal fees, architectural fees, tenant improvement costs and other customary fees and costs, if any, paid or to be paid in connection with such assignment or sublet by Tenant, whether or not such subletting or assignment is consented to by Landlord. No consent to any assignment, voluntarily or by operation of law, of this Lease or any subletting of said Premises shall be deemed to be a consent to any subsequent assignment or subletting, except as to the specific instance covered thereby.

In the event that Tenant desires to assign or sublet all or any part of the Premises, Tenant shall so notify Landlord in writing at least fifteen (15) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord might reasonably request concerning the proposed sublessee or assignee. All legal fees and expenses incurred by Landlord in connection with the review by Landlord of Tenant’s requested assignment or sublease pursuant to this Section 8.1, together with any legal fees and disbursements incurred in the preparation and/or review of any documentation required by the requested assignment or sublease, shall be the responsibility of Tenant and shall be paid by Tenant within five (5) days of demand for payment thereof, as Additional Rent hereunder.

Notwithstanding Section 8, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(a) an Affiliate of Tenant;

(b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; or

(c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets, so long as Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project. No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (i) copies of the instrument effecting any of the foregoing Transfers, (ii) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (iii) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Affiliate” means any person or entity which directly or indirectly controls, is controlled by or is under control with Tenant.

9.	DESTRUCTION AND CONDEMNATION

9.1. Fire or Other Casualty. In the event of (i) a partial destruction of the Premises or the Building during the Lease Term which requires repairs to either the Premises or the Building, or (ii) the Premises or the Building being declared unsafe or unfit for occupancy by any authorized public authority for any reason other than Tenant’s act, use or occupation, which declaration requires repairs to either the Premises or Building, Landlord may elect to commence repairs within sixty (60) days thereof, but partial destruction shall in no way annul or void this Lease, except that Tenant shall be entitled to a proportionate reduction of Rent while such repairs are being made. The proportionate reduction is to be based upon the extent to which the making of repairs shall interfere with the Premises used, and business carried on, by Tenant in the Premises. In the event that Landlord does not elect to commence repairs within sixty (60) days, or repairs cannot be made under current laws and regulations within one hundred (100) days or are not completed within one hundred (100) days, either party may terminate this Lease upon ten (10) days written notice given after the failure to make the repairs. A total destruction, including any destruction required by any authorized public authority, of either the Premises or the Building, shall terminate this Lease. Landlord shall not be required to repair any property installed in the Premises by Tenant nor to repair any portion of the Premises for which insurance proceeds are not paid to Landlord. Tenant waives any right under applicable laws consistent with this paragraph and, in the event of a destruction, agrees to accept any offer by Landlord to provide Tenant with comparable space within the parcel in which the Premises are located on the same terms as this Lease. Nothing in Section 9.1 shall authorize abatement or reduction of rent because of total or partial destruction arising out of the negligent or willful acts of omission or commission by Tenant.

9.2. Condemnation. If any part of the Premises shall be taken or condemned for a public or quasi-public use, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in a condemnor, and the Rent payable hereunder shall be adjusted so that Tenant shall be required to pay for the remainder of the Term only such portion of such Rent as the number of square feet in the part remaining after the condemnation bears to the number of square feet in the entire Premises at the date of condemnation; but, in such event, Landlord shall have the option to terminate this Lease as of the date when title to the part so condemned vests in a condemnor. If all the Premises or such part thereof be taken or condemned so there does not remain a portion susceptible for occupation hereunder, this Lease shall thereupon terminate. If a part or all of the Premises be taken or condemned, all compensation awarded upon such condemnation or taking shall go to Landlord and Tenant shall have no claim thereto, and Tenant hereby irrevocably assigns and transfers to Landlord any right to compensation or damages to which Tenant may be entitled during the Term hereof by reason of the condemnation of all, or a part, of the Premises provided however, that Tenant shall be entitled to any award for loss or damage to Tenant’s trade fixtures, removable personal property and improvements which were made by Tenant.

10.	DEFAULTS AND REMEDIES

10.1. Events of Default. The following events shall be deemed to be events of default by Tenant under this Lease: (i) Tenant shall fail to pay any rent or any other sums of money due hereunder and such failure shall continue for a period of seven (7) days after written notice is given to Tenant that such sum is due; (ii) Tenant shall fail to comply with any provisions of this Lease or any other agreement between Landlord and Tenant, all of which terms, provisions and covenants shall be deemed material and such failure continues for thirty (30) days (or such longer period of time that is necessary to cure the default if such default cannot be cured within thirty (30) days and Tenant commences such cure within thirty (30) days and diligently and continuously prosecutes such cure until completion); (iii) the leasehold hereunder demised shall be taken on execution or other process of law in any action against Tenant: (iv) Tenant shall fail to promptly move into, take possession of, and operate its business on the Premises when the Premises are ready for occupancy or shall cease to do business in or abandon any substantial portion of the Premises; (v) Tenant shall become insolvent or unable to pay its debts as they become due, or Tenant notifies Landlord that it anticipates either condition; (iv) Tenant takes any action to, or notifies Landlord that Tenant intends to file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof, or a petition shall be filed against Tenant under any such statute or Tenant or any creditor of Tenant notifies Landlord that it knows such a petition will be filed or tenant notifies Landlord that it expects such a petition to be filed; or (vii) a receiver or trustee shall be appointed for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant.

10.2. Remedies. In the event of any default or breach by Tenant, and if such breach shall have continued for a period of three (3) days after the Landlord shall have given written notice by certified or registered mail to the Tenant at its office address set forth in Section 1.1 hereof, them in such event, Landlord shall have the option to pursue any one or more of the following remedies:

10.2.1. Landlord shall have the right to cancel and terminate this Lease and dispossess Tenant.

10.2.2. Landlord shall have the right without terminating or canceling this Lease to declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated.

10.2.3. Landlord may elect to enter and repossess the Premises and relet the Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of rent received from such reletting and that are due and payable under the terms of this Lease.

10.2.4. Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.)

10.2.5. All such remedies of Landlord shall be cumulative and, in addition, Landlord may pursue any other remedies that may be permitted by law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to be a waiver of such default.

10.2.6. In addition to the specific remedy or remedies elected by Landlord in the event of Tenant’s default, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary renovations and alterations of the Premises; all court costs and reasonable attorney’s fees; and that portion of the leasing commission paid by Landlord and applicable to the unexpired term of this Lease. Unpaid installments of rent or other sums shall bear interest from the date due at the lesser of twelve percent (12%) per annum or the maximum lawful rate.

10.2.7. This Section 10.2. shall be enforceable to the maximum extent not prohibited by applicable law, and the unenforceability of any portion hereof shall not thereby render unenforceable any other portion.

10.3. Abandonment of Premises. Landlord and Tenant agree that for the purposes of this Section 10 abandonment of the demised Premises shall have occurred if (i) Landlord reasonably believes that Tenant has been absent from the demised Premises for a period of thirty (30) consecutive days, and (ii) the rent is not current and (iii) ten (10) days has elapsed since service of three (3) day notice in writing by Landlord upon Tenant requiring payment of rent or the possession of the Premises.

10.4. Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter arising out of or in any way connected with this Lease.

10.5. Holdover by Tenant. If Tenant should remain in possession of the Premises after the expiration of the Lease Term and without executing a new lease, then such holding over shall be construed as a tenancy at sufferance at a Minimum Rent one hundred fifty percent (150%) that set forth in Section 1.1. hereof, as the same may have been increased during the term of the Lease, and subject to all other conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at sufferance.

10.6. Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure at any time, without notice, any default by Tenant under this Lease; and, whenever Landlord so elects, all costs and expenses incurred by Landlord in curing such default, including, without limitation, reasonable attorney’s fees, together with interest on the amount of costs and expenses so incurred at the lesser of twelve percent (12%) per annum or the then maximum lawful rate shall be paid by Tenant to Landlord on demand and shall be recoverable as an Additional Rent.

10.7. Waiver. The waiver by one party of any breach of any term, covenant or condition herein contained by the other party shall not be deemed to be a waiver of any other or any subsequent or continuing breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

11.	LANDLORD’S COVENANTS

11.1. Affirmative Covenants. The Landlord covenants, at its own expense, at all times during the Lease Term:

11.1.1. Tenant shall have 24-hour access to the Premises, 365 days a year, subject to reasonable interruption for maintenance, repairs and replacements to common areas and to force majeure.

11.1.2. All common areas within the Building will be maintained consistent with a first class office building, commensurate with comparable buildings in the same market and Landlord shall provide 5 day janitorial service for the Premises.

11.1.3. Landlord will have the exterior windows of the Building cleaned by a commercial cleaning service no less often than every eighteen (18) months.

11.1.4. Landlord warrants and represents to the best of Landlord’s actual knowledge that at the Commencement Date, the Premises complies with all applicable ordinances, regulations, and orders of any governmental or quasi-governmental public or other authority having jurisdiction over the Premises, including, without limitation, the Americans with Disabilities Act.

12.	MISCELLANEOUS PROVISIONS

12.1. Notices. Any notice or demand from Landlord to Tenant or from Tenant to Landlord shall be in writing and shall be deemed duly delivered if mailed by registered or certified mail, return receipt requested, addressed, if to Tenant, at the address of Tenant or such other address as Tenant shall have last designated by written notice to Landlord; if to Landlord, at the address of Landlord or such other address as Landlord shall have last designated by written notice to Tenant. Notices shall be deemed delivered when mailed in the manner prescribed above.

12.2. Estoppel Certificates. Tenant agrees that it will within ten (10) days following written notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the same is in full force and effect as modified, stating the modifications) and the dates to which the Rent and all other payments due hereunder from Tenant have been paid in advance, if any, and stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default. The failure of Tenant to execute, acknowledge and deliver to Landlord a statement in accordance with the provisions of this Section will constitute a breach of this Lease by Tenant.

12.3. Applicable Law and Construction. The laws of the State of Florida shall govern the validity, performance and enforcement of this Lease. The covenants and undertaking contained herein are independent, not dependent covenants, and the invalidity or uneforceability of any provision of this Lease shall not affect or impair any other provision. All negotiations, considerations, representations and understandings between the parties are incorporated in this Lease. The headings of the several articles and sections contained herein are for convenience and do not define, limit or construe the contents of such articles or sections.

12.4. Subordination.

12.4.1 This Lease is subject and subordinate to any ground lease, mortgage, deed or trust, or any other hypothecation for security now or hereafter placed upon the real property, of which the Premises are a part, and to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Landlord shall use commercially reasonable efforts to obtain a reasonable non-disturbance agreement from any mortgagees or ground lessors who do not have a mortgage as of the Commencement Date but who place a mortgage on the Premises after the Commencement Date. It is expressly understood and agreed to between the parties that Landlord is not required to obtain a non-disturbance agreement from its current mortgagee.

12.4.2. At the option of the Landlord, or any successor Landlord or the holder of any mortgage affecting the Premises, Tenant agrees that neither the foreclosure of a mortgage affecting the Premises nor the institution of any suit, action, summary or other proceeding against Landlord herein, or any successor Landlord, or any foreclosure proceeding brought by the holder of any such mortgage to recover possession of such property shall, by operation of law or otherwise, result in the cancellation or termination of this Lease or the applications of Tenant hereunder, and upon the request of Landlord, successor Landlord or the holder of such mortgage, Tenant covenants and agrees to execute an instrument in writing satisfactory to such Landlord, successor Landlord, or to the holder of such mortgage, or to the purchaser of the mortgaged premises in foreclosure, whereby Tenant attorns to such successor in interest. No mortgagee or purchaser at foreclosure sale shall be liable to Tenant or subject to offsets or defenses arising as a result of acts or omissions of a prior owner.

12.5.3. INTENTIONALLY	DELETED.

12.5. Landlord’s Liability. The liability under this Lease of Landlord shall be limited to its interest in the building of which the Premises are a part and all sales proceeds, insurance proceeds and condemnation proceeds; and Tenant, its successors and assigns, hereby waive all rights to proceed individually against any of Landlord’s partners, officers, directors or shareholders. The term “Landlord”, as used in this Section, shall mean only the owner or owners at the time in question of the fee simple title or its interest in a ground lease of the Premises, and in the event of any transfer of such title or interest Landlord (and in case of any subsequent transfers, and then grantor) shall be relieved from and after the date of such transfer of all liability with respect to Landlord’s obligations under this Lease, provided that any funds in the hands of Landlord (or the then grantor at the time of such transfer) in which Tenant has an interest, shall be delivered to the grantee. The obligations to be performed by Landlord shall, subject to the foregoing, be binding on Landlord’s successors and assigns only during their respective periods of ownership, and no successor Landlord shall have liability to Tenant with respect to defaults hereunder occasioned by the acts or omissions of any predecessor Landlord.

12.6. No Oral Changes. This Lease shall not be changed or terminated orally, but only upon an agreement in writing signed by the parties hereto.

12.7. No Representation by Landlord. Landlord or the Landlord’s agents have made no representations, warranties or promises with respect to the Premises or the Building, except as herein expressly set forth. This Lease specifically supersedes any prior written or oral communications between Landlord and Tenant or any of their agents.

12.8. Employment of Landlord’s Employees. Tenant recognizes that Landlord has expended considerable time, effort and expense in hiring and training Landlord’s present employees so as to provide high quality services to Tenant, and that were Tenant to hire any such employees of Landlord, Landlord would be forced to expend additional time, effort and expense in training new employees, the amount which cannot be determined with certainty.

Therefore, should Tenant, during the term hereof or within six (6) months immediately after the term hereof, hire or subsequently employee a past or present employee of Landlord, Tenant shall pay to Landlord, as a procurement fee, the sum of not less than seven thousand dollars ($7,000.00).

12.9. Parking. Tenant shall be entitled to park in common with other tenants of Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right, in its absolute discretion, to allocate parking spaces among Tenant and other tenants, or to assign parking.

12.10. Recording of Lease. This Lease shall not be recorded by Tenant. However, it may be recorded by Landlord at Landlord’s option. If this Lease is recorded by Tenant without the written consent of the Landlord, then this Lease may, at any time without notice and whenever the Landlord so elects, be declared by Landlord null and void.

12.11. Mortgagee Protection. Tenant agrees to give any mortgagees and/or trust deed holder, by registered mail, a copy of any Notice of Default served upon Landlord, provided that prior to such Notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure). In which event this Lease shall not be terminated while such remedies are being so diligently pursued.

12.12. Joint Obligation. If there is more than one tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

12.13. Time. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

12.14. Quiet Possession. Upon Tenant paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof.

12.15. Personal Property. Under no circumstances shall Landlord be responsible for any loss or damage to Tenant’s personal property, trade fixtures or Tenant’s Improvements.

12.16. Approval of Lease by Lender. The acceptance by Landlord, as evidenced by the execution of this Lease by its duly authorized representative, is subject to the condition precedent of obtaining written approval of the terms and provisions of this Lease by Landlord’s lender(s), if any. In the event Landlord is unable to obtain the required written approval from such lender(s), this Lease shall become null and void ab initio and shall have no further legal force and effect.

12.17. Special Provisions. Special provisions of this Lease numbered 12.18.1. through 12.18.6. are attached hereto and made a part hereof as Exhibit “E”. Failure to comply with any term or condition set forth in Exhibit “E” shall constitute a default under this Lease.

12.18. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

12.19. Landlord Default. If Landlord shall violate, neglect or fail to perform or observe any of the representations, covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default (10 days after notice in the case of a monetary default), or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such thirty (30) day period and thereafter diligently pursues such efforts to cure to completion), Tenant may, at its option (in addition to all other rights and remedies provided Tenant at law, in equity or hereunder), incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and bill Landlord for the costs thereof. Notwithstanding the foregoing, if in Tenant’s reasonable judgment an emergency shall exist and after giving Landlord reasonable notice of such condition, Tenant may cure such default. If Landlord has not reimbursed Tenant within thirty (30) days after receipt of Tenant’s bill, Tenant may deduct the reasonable cost of such expense, plus interest thereon at the rate of twelve percent (12%) per annum, from the rent and other payments next becoming due after the expiration of said thirty (30) day period. Nothing herein shall be construed as requiring Tenant to await the passage of thirty (30) days before seeking equitable relief. The self-help option given in this Section is for the sole protection of Tenant, and its existence shall not release Landlord from its obligation to perform the terms, provisions, covenants and conditions herein provided to be performed by Landlord or deprive Tenant of any legal rights which it may have by reason of any such default by Landlord. Any and all rights, remedies and options given in this Lease to Tenant in the event of a default by Landlord shall be cumulative and in addition to and without waiver of, or in derogation of, any right or remedy given to it under any law now or hereafter in effect or in equity.

12.20. Utilities. Landlord shall use reasonable efforts to restore any utility service required of it that becomes unavailable.

12.21. Continuous Operation. Notwithstanding anything contained or set forth in this Lease to the contrary, except for the provisions of Section 10.3 which shall control, nothing set forth in this Lease shall be construed, in any manner whatsoever, as an implied covenant of continuous operation on the part of Tenant, and Landlord specifically acknowledges that there is no covenant of continuous operation on the part of Tenant, express or implied. In the event that Tenant elects to cease its business operations at Premises and vacates the Premises, such vacating of the Premises shall not be deemed an event of default hereunder, nor shall such vacating the Premises relieve Tenant of any of its liabilities or obligations under and pursuant to this Lease.

12.22. Consent. Notwithstanding anything to the contrary contained in this Lease, except as otherwise provided, in all cases where consent or approval shall be required pursuant to this Lease, the giving of such consent or approval shall not be unreasonably withheld or delayed by the party from whom such consent is required or requested.

12.23. Access. It is expressly understood and agreed to between the parties that Tenant shall have key-card access twenty-four (24) hours per day, three hundred sixty-five (365) days per year to the Premises and the parking lot.

12.24. Services. Landlord shall use all reasonable efforts to furnish utilities to the Premises and elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided Landlord may limit the number of operating elevators serving the Premises however will use reasonable efforts to maintain in operation for use by all tenants at least one (1) elevator at all times.

12.25. Landlord’s Maintenance. Landlord, at its sole cost and expense, shall maintain in a good state of repair the roof and structural elements of the Building. Landlord shall operate and maintain and make all necessary repairs (both structural and nonstructural) to (i) mechanical, electrical, plumbing, sanitary, sprinkler, HVAC, security, life safety, elevator and other service systems or facilities of the Building, excluding such items that exclusively serve the Premises and (ii) the Common Areas including but not limited to the parking lot

IN WITNESS WHEREOF, the Landlord and the Tenant have hereunto executed this Lease as of the day and year first above written. Individuals signing on behalf of a principal warrant that they have the authority to bind their principals. This Lease shall be binding upon the undersigned, and the successors, heirs, executors and administrators of the undersigned, and shall insure to the benefit of the Landlord, and its successors and assigns.

ONE HARBOR FINANCIAL LIMITED COMPANY, a Florida limited liability company, as Landlord,		PA, LLC, a Delaware limited liability company, doing business in the State of Florida as PetroAlgae, LLC, as Tenant:

By:	/s/ Raymond E. Graziotto	By:	/s/ James P. Dietz
	Raymond E. Graziotto	Print Name:	James P. Dietz
Its:	President and Chief Operating Officer	Its:	V. P. - Finance & Accounting

Witness		Witness

Witness		Witness

EXHIBIT “E”

Addendum to Lease Dated:

Between

One Harbor Financial Limited Company

And

PA, LLC, a Delaware limited liability company,

doing business in the State of Florida as PetroAlgae, LLC

Notwithstanding any terms and conditions contained in that certain Lease to which this Addendum is attached, the following terms and conditions shall control:

12.18.1. Termination of Prior Lease: Simultaneously with the execution of this Lease, and the commencement of the same, Landlord shall terminate all leases, subleases, extensions, amendments and other agreements as the same may be applicable to the Premises, whether written or oral. Said termination shall be effective February 1, 2011. As part of said termination, Tenant shall, and hereby agrees, consents to and releases, without further notice or demand, to Landlord all prior security deposits in Landlord’s possession for previous defaults and penalties relating to all prior leases and agreements for the Premises, and other suites and units, for which Tenant had a prior interest in.

12.18.2. Signage: On or before September 30, 2011, Landlord shall cause to be removed the “XL TechGroup” signage on the building, without cost to Tenant. Tenant shall have no rights to install or locate any outdoor signage on the Premises or building, or any related structures on the property.

12.18.3. Previously Removed Items: Within 30 days of the date of this Lease, Tenant shall provide Landlord access to all items owned by Landlord previously removed from the Premises by the former tenant in order for Landlord to inventory said items. Upon the request of Landlord, Tenant shall deliver said items to Landlord at a location designated by Landlord and located in Brevard County, Florida to the extent Tenant acquires possession of such property. Upon relocating said items to Landlord’s designated location or April 1, 2011, whichever occurs earlier, Tenant shall not be responsible for the cost of storage of such items upon commencement of this Lease.

12.18.4. Existing Items in Premises: Within 30 days of the date of this Lease, Tenant and Landlord shall inventory all items located within the Premises belonging to Landlord as of the date of this Lease, confirming the location and condition of all such items. The items owned by Landlord within the Premises shall remain Landlord’s property and shall be returned to Landlord at the termination of this Lease in the same condition as existing at the commencement of the Lease, normal wear and tear excepted.

12.18.5. Property Insurance Increases: As per Section 6.2. of the Lease, Landlord may obtain and keep in force during the term of this Lease a policy or policies of Insurance covering loss or damage to the Premises, including applicable Florida State Sales Tax, payable with respect to the office building (“Building”) as well as the land (“Land”) on which the same is situated and which is adjacent thereto and used in connection with the operation of the Building. Tenant shall pay a prorata share during the term hereof, as Additional Rent, the amount of any increases in premiums for the insurance required under Section 6.2. over and above such premiums paid by Landlord during the first full year of the Term (“Base Year”) of this Lease in which Landlord shall have maintained the insurance required under this Section 6.2., whether such premium increase shall be the result of the nature of Tenant’s occupancy, any act or omission of Tenant, requirements of the holder of a mortgage or deed of trust covering the Premises, or increased valuation of the Premises. Tenant shall pay any such premium increases to Landlord within thirty (30) days after receipt by Tenant of a copy of the premium statement or other satisfactory evidence of the amount due. If the Insurance policies maintained hereunder cover other improvements in addition to the Premises, Landlord shall also deliver to Tenant a statement of the amount of such increase attributable to the Premises and showing in reasonable detail the manner in which such amount was computed. If the Term of this Lease shall not expire concurrently with the expiration of the period covered by such insurance, Tenant’s liability for premium increases shall be prorated on an annual basis. The proceeds of any such insurance shall be paid to Landlord. Base year insurance premiums are $ 1.28 per square foot.

12.18.6. Real Property Tax Increases: Landlord shall pay all real property taxes applicable to the Premises; provided, however, that Tenant shall pay a prorata share, as Additional Rent, the amount, if any, by which real property taxes applicable to the Premises increase above the first fiscal tax year (“Base Tax Year”) amount after the commencement of the term hereof in which the Premises are fully assessed. Such payment shall be made by Tenant within thirty (30) days after receipt of Landlord’s written statement setting forth the amount of such increase and the computation thereof. If the Term of this Lease shall not expire concurrently with the expiration of the fiscal tax year, Tenant’s liability for increased taxes for the last partial lease year shall be prorated on an annual basis. Base year taxes are $1.40 per square foot. Tenant shall not be responsible for any penalties on said “Real Property Taxes” and such amount shall be excluded from the definition of “Real Property Taxes”. Real Property Taxes shall also not include federal and state taxes on income, franchise taxes, and estate taxes.

12.18.6. Definition of “Real Property” Taxes: As used herein, the term “real property tax” shall include any form of assessment, license fee, rent tax, levy, penalty, or tax (other than inheritance or estate taxes), imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Premises or in the real property of which the Premises are a part, as against Landlord’s right to rent or other income therefore, or as against Landlord’s business of leasing the Premises, and Tenant shall pay any and all charges and fees which may be imposed by the EPA or other similar government regulations or authorities.

Landlord:
ONE HARBOR FINANCIAL LTD. COMPANY, a Florida limited liability Company

/s/ Raymond E. Graziotto
Raymond E. Graziotto
President and Chief Operating Officer

Witness

Witness

Tenant:
PA, LLC, a Delaware limited liability company, doing business in the State of Florida as PetroAlgae, LLC

/s/ James P Dietz
Print Name: James P Dietz
Its: VP. – Finance & Accounting

Witness

Witness

EXHIBIT “F

ENVIRONMENTAL CLAUSE AND AGENCY DISCLOSURE

Tenant warrants and guarantees that Tenant will use its best efforts to prevent any action by Tenant, its employees, agents and invitees that will cause the demised premises and surrounding property to be in violation of, or will subject the demised premises and surrounding property to. any remedial obligations under federal, state or local environmental laws, rules, regulations or ordinances. Tenant further warrants and guarantees that no regulatory actions, proceedings or claims exist against it in relations to violation of any federal, state or local environmental laws, rules, regulations or ordinances.

In the event contamination of the demised premises or surrounding property occurs, by fault of Tenant, Tenant agrees, warrants and guarantees to Landlord that Tenant shall clean-up such contamination, at no cost to Landlord, upon discovery of such contamination. If Tenant fails to initiate and use its best efforts to diligently pursue clean-up of the contamination (i) within ten (10) days after discovery or (ii) if the contamination poses an imminent hazard to Tenant’s employees, agents, invitees, the public, the demised premises and surrounding property, adjacent or other property and/or the environment, within three (3) days of the earlier of discovery of such hazard by Tenant or notice of each contamination to Landlord by any person or in any manner whatsoever, the amount of which shall be secured to Landlord by the issuance of a letter of credit by Tenant. If Tenant fails to begin clean-up of the contamination within a reasonable time period considering the extent of the contamination and the hazard posed, Landlord shall cash the letter of credit and contract for the clean-up process and Landlord may, at its sole option, declare the Tenant in default if Tenant fails to procure the letter of credit as herein provided.

Tenant agrees to immediately notify Landlord of any existing, pending or threatened (i) regulatory action, (ii) third party claims, and (iii) contamination of the demised premises and surrounding property and shall additionally provide to a Landlord a written letter or memorandum outlining in detail the facts relating to (i), (ii), or (iii), above. Tenant hereby indemnifies, defends and shall hold Landlord harmless for any and all claims, expenses, costs and liabilities arising out of or in connection with this Lease and Tenant’s possession and use of the demised premises and surrounding property.

RADON GAS – Notice to Prospective Tenant

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who arc exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

REAL ESTATE BROKERS

Tenant represents and warrants that neither Tenant nor any of Tenant’s representatives, employees, or agents have dealt with or consulted any real estate broker in connection with this Lease. Without limiting the effect of the foregoing, Tenant agrees to indemnify, defend and hold Landlord harmless against any claim or demand made by a real estate broker or agents claiming to have dealt or consulted with Tenant or any of Tenant’s representatives, employees or agents contrary to the foregoing representations and warranty.

/s/ Raymond E. Graziotto
Landlord – One Harbor Financial Limited Company, a Florida limited liability company	Date

/s/ James P. Dietz
Tenant – PA, LLC, a Delaware limited liability company	Date

EXHIBIT G

BUILDING RULES AND REGULATIONS

ONE HARBOR PLACE

The following Building Rules and Regulations have been adopted by the Landlord for the care and benefit of the Premises and the Building and for the general comfort and welfare of all Tenants and may change from time to time at the sole discretion of the Landlord.

1. The sidewalks, entrances, passages, halls, and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress and egress to and from the Building and Tenant’s Premises.

2. Restroom facilities, water fountains, and other water apparatus shall not be used for any purposes other than those for which they were constructed.

3. Landlord reserves the right to designate the time when freight, furniture, goods, merchandise and other articles may be brought into, moved or taken from Tenant’s Premises or the Building.

4. Tenant shall not put additional locks or latches upon any door without the written consent of Landlord. Any and all locks so added on any door shall remain for the benefit of Landlord, and the keys to such locks shall be delivered to Landlord by and from Tenant Landlord shall furnish a reasonable number of door keys to Tenant’s Premises, which shall be surrendered on termination of Lease. Landlord reserves the right to require a deposit for such keys to ensure their return at termination of the Lease. Tenant shall acquire keys only from Landlord and shall not obtain duplicate keys from any outside source. Further, Tenant shall not alter the locks or effect any substitution of such locks as are presently being used in Tenant’s Premises.

5. In order to ensure proper use and care of the Premises, Tenant, its employees, agents, guests or invitees shall not: (a) keep animals of any kind in the Premises; (b) use the Premises as temporary or permanent sleeping quarters; (c) conduct any activity, the noise from which may, in Landlord’s opinion, disturb or interfere with the tranquility of other Tenants; (d) engage in or permit games of chance or any form of gambling or immoral conduct in or about the Premises; (e) affix or attach any signage, logo or emblem to any door(s), or mark or defile doors, windows or any part of the Premises or Building; (f) fasten articles, drill holes, drive nails or screws into walls, floors, doors or partitions, or otherwise harm or deface them by paint, paper, or other substances; (g) operate any machinery within the Premises except customary motor-driven office equipment such as dictaphone, calculators, electric typewriters, computers, and the like; special electrical or other motor-driven equipment used in Tenant’s trade or profession may be operated only with Landlord’s prior written consent.

6. Landlord shall not be liable for injuries, damage, theft, or other loss to persons or property that may occur upon or near any parking areas that may be provided by Landlord. Tenant, its agents, employees, guests and invitees are to use same at their own risk, it being understood that Landlord shall provide no security with respect thereto. The driveways, entrances and exits upon, into and from such parking areas shall not be obstructed by Tenant, Tenant’s employees, agents, guests, or invitees. Tenant, its employees, agents, guests and/or invitees shall not park in spaces that may be reserved or designated for others. Tenant shall not use parking areas for overnight storage of vehicles or other property, nor for any purpose other than the parking of private vehicles during normal business hours. Company names may not be included in signs designating reserved parking spaces. Tenant, its employees, agents, guests or invitees shall not bring bicycles inside the building or common areas and further shall restrict the parking of such vehicles to an area designated by Landlord.

7. Tenant shall not install in the Premises any heavy equipment or fixtures or permit any concentration of excessive weight in any portion thereof without first having obtained Landlord’s discretionary written consent.

8. Landlord reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors, and peddlers from the Building and to require registration or satisfactory identification or credentials from all persons seeking access to any part of the Building outside ordinary business hours. Landlord will exercise its best judgment in the execution of such control but will not be liable for the granting or refusal of such access.

9. Landlord reserves the right at all times to exclude the general public from the Building upon such days and at such hours as in Landlord’s sole judgment will be in the best interest of the Building and its tenants.

10. No wires of any kind or type (including but not limited to T.V. and radio antennas) shall be attached to the outside of the Building and no wires shall be run or installed in any part of the Building without Landlord’s prior written consent.

11. If the Premises are furnished with carpeting, Tenant shall provide a plexiglass or comparable carpet protection mat for each desk chair customarily used by Tenant. For default or carelessness in these respects, Tenant shall pay Landlord the cost of repairing or replacing said carpet, in whole or in part, as Additional Rent when, in Landlord’s sole judgment, such repair or replacement is necessary.

12. All installations in the Common Telephone/Electrical Equipment Rooms shall be limited to terminal boards and connections. All other electrical equipment must be installed within Tenant’s Premises.

13. It is expressly understood and agreed that any items of any nature whatsoever placed in Common Areas (e.g. hallways, restrooms, parking areas, storage areas and equipment rooms) are placed at Tenant’s sole risk and Landlord assumes no responsibility whatsoever for any loss or damage as regards same.